Exhibit 99.1

FOR IMMEDIATE RELEASE

Comverge Announces New Executive Officers and Promotions

East Hanover, NJ: January 4, 2008 - Comverge, Inc. (NASDAQ: COMV), a leading clean capacity provider through demand response and energy efficiency, announced today that it recently promoted key executive staff, adding depth and experience to its executive team. These additions and promotions are as follows:

    Mr. Matthew H. Smith has been promoted to Vice President and General Counsel. Mr. Smith will manage the company's legal department, including both outside counsel activities and all company legal activities. As our senior counsel for the last three years, Mr. Smith has played a key role in the daily legal activities of Comverge and specifically in managing the legal aspects of our contract negotiations.
    Mr. Mark Schaefer has been promoted to Vice President of Risk Management and Administration. In this role, Mr. Schaefer will focus on quantifying and managing risks and the general administrative operations for the company.
    Mr. David Ellis has been named President of Clean Power Markets, a Comverge subsidiary focused on administration of state and regional Renewable Portfolio Standards. Mr. Ellis will remain active in his current Senior V.P. of Business Development role with Comverge's Enerwise Group while also leading our efforts to provide services to our customers in the area of renewable energy.

    Mr. Arthur (Bud) Vos' role with Comverge expanded, and he has been named Vice President of Marketing, Strategy and Regulatory Affairs. Mr. Vos will focus on our overall business strategies, including mergers and acquisitions, our marketing efforts and all regulatory affairs.
    Effective December 31, 2007, Mr. T. Wayne Wren retired as Executive Vice President and General Counsel. After 6 years of dedicated service, Mr. Wren will take on a new role as a consultant for the company focused on mergers and acquisitions and strategic business opportunities for Comverge.

"These personnel announcements are very exciting for me because they demonstrate the maturing of our organization as well as the talent, experience, and organizational depth that we have at our disposal. The executive management team has been significantly bolstered by these additions and promotions. With focus on our core values of Innovation, Customer Intimacy and Operational Excellence, these individuals provide the right talent and experience in their respective areas. I am pleased to announce their promotions and new roles as we start a new year", said Robert M. Chiste, President, Chairman and CEO of Comverge. Chiste continued, "I would also like to thank Wayne Wren for over six years of dedicated service to Comverge. Wayne started at Comverge shortly after I joined the company and has been an instrumental part of the executive team. We are extremely fortunate to have Wayne continuing to work with Comverge focusing on our M&A activities."

About Comverge:
Comverge is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com.

For Comverge Investors:
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance, including merger and acquisition events. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving regulatory affairs, economic and competitive factors relating to merger and acquisitions, and other risks more fully described in our most recently filed Quarterly Report on Form 10-Q and other of the company's filings with the Securities and Exchange Commission. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Investor Relations Michael Picchi Chief Financial Officer 770-696-7660, invest@comverge.com	Media Relations Chris Neff Director of Marketing 973-947-6064, cneff@comverge.com